Exhibit 99(a)

DELPHI CORPORATION

ITEM 1. BUSINESS

As further described below, Delphi Corporation (referred to as “Delphi,” the “Company,” “we,” or “our”) and certain of its United States (“U.S.”) subsidiaries filed voluntary petitions for reorganization relief under chapter 11 of the United States Bankruptcy Code (“Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Court”) and are currently operating as “debtors-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court. Delphi’s non-U.S. subsidiaries were not included in the filings, will continue their business operations without supervision from the Court and will not be subject to the requirements of the Bankruptcy Code.

Overview. Delphi believes it is a leading global technology innovator with significant engineering resources and technical competencies in a variety of disciplines. Delphi was incorporated in 1998 in contemplation of our separation from General Motors Corporation (“GM”) in 1999 (the “Separation”). Today, the Company is one of the largest global suppliers of vehicle electronics, transportation components, integrated systems and modules and other electronic technology. Technology developed and products manufactured by Delphi are changing the way drivers interact with their vehicles. Delphi is a leader in the breadth and depth of technology to help make cars and trucks smarter, safer and better. The Company supplies products to nearly every major global automotive original equipment manufacturer.

In addition, since the Separation Delphi has diversified its customer base by taking advantage of its technological and manufacturing core competencies. Delphi has entered and continues to pursue additional opportunities in adjacent markets such as in communications (including telematics), computer components, automotive aftermarket, consumer electronics, energy and the medical devices industry.

We have extensive technical expertise in a broad range of product lines and strong systems integration skills, which enable us to provide comprehensive, systems-based solutions to vehicle manufacturers (“VMs”). We have established an expansive global presence, with a network of manufacturing sites, technical centers, sales offices and joint ventures located in major regions of the world. We operate our business along the following reporting segments that are grouped on the basis of similar product, market and operating factors:

•	Electronics and Safety, which includes audio, entertainment and communications, safety systems, body controls and security systems, and power electronics, as well as advanced development of software and silicon.

•	Thermal Systems, which includes Heating, Ventilating and Air Conditioning (“HVAC”) systems, components for multiple transportation and other adjacent markets, and powertrain cooling and related technologies.

•	Powertrain Systems, which includes extensive systems integration expertise in gasoline, diesel and fuel handling and full end-to-end systems including fuel injection, combustion, electronics controls, exhaust handling, and test and validation capabilities.

•	Electrical/Electronic Architecture, which includes complete electrical architecture and component products.

•	Steering, which includes steering, halfshaft and column technology.

•	Automotive Holdings Group, which includes non-core product lines and plant sites that do not fit Delphi’s future strategic framework.

•	Corporate and Other, which includes the Product and Service Solutions business which is comprised of independent aftermarket, diesel aftermarket, original equipment service, consumer electronics and medical systems, in addition to the expenses of corporate administration, other expenses and income of a non-operating or strategic nature, and the elimination of inter-segment transactions.

Chapter 11 Cases. Delphi Corporation and certain of its U.S. subsidiaries filed voluntary petitions for reorganization relief under chapter 11 of the Bankruptcy Code, in the United States Bankruptcy Court for the Southern District of New York and are currently operating as “debtors-in-possession”. The following discussion provides general background information regarding our chapter 11 cases as relevant to the consolidated financial statements of Delphi and its subsidiaries.

Additional information on Delphi’s filing under the Bankruptcy Code, including access to Court documents and other general information about the chapter 11 cases, is available online at www.delphidocket.com. Financial information available on that website generally is prepared according to the requirements of federal bankruptcy law. While such financial information accurately reflects information required under federal bankruptcy law, such information may be unconsolidated, unaudited, and prepared in a format different from that used in Delphi’s consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and filed under the U.S. securities laws. Moreover, the materials filed with the Court are not prepared for the purpose of providing a basis for an investment decision relating to Delphi’s stock or debt or for comparison with other financial information filed with the U.S. Securities and Exchange Commission (“SEC”).

     Commencement of Cases

On October 8, 2005 (the “Petition Date”), Delphi and certain of its U.S. subsidiaries (the “Initial Filers”) filed voluntary petitions for reorganization relief under chapter 11 of the Bankruptcy Code, and on October 14, 2005, three additional U.S. subsidiaries of Delphi (together with the Initial Filers, collectively, the “Debtors”) filed voluntary petitions for reorganization relief under the Bankruptcy Code (collectively, the Debtors’ October 8, 2005 and October 14, 2005 filings are referred to herein as the “Chapter 11 Filings”). The Court is jointly administering these cases as “In re Delphi Corporation, et al., Case No. 05-44481 (RDD).”

Delphi’s non-U.S. subsidiaries were not included in the filings, continue their business operations without supervision from the Court and are not subject to the requirements of the Bankruptcy Code.

     Court Orders

First Day and Other Operational Orders. Since the commencement of the chapter 11 cases, a number of orders have been entered by the Court intended to generally stabilize the Debtors’ operations and allow the Debtors to operate substantially in the ordinary course of business. These orders covered, among other things:

•	Human capital obligations, permitting payment of wages and other employee obligations and the continuation of employee and retiree benefit programs established prior to the Chapter 11 Filings;

•	Supplier relations, permitting payment programs for payables accrued prior to the Petition Date, which were intended to address the requirements of Delphi’s financially-stressed vendors in order to secure those vendors’ postpetition performance, to avoid unnecessary disruption of Delphi’s businesses;

•	Customer relations, authorizing, but not directing, the Company to honor prepetition obligations to customers, including the Company’s prepetition warranty programs and otherwise to continue customer programs in the ordinary course of business;

•	Business operations, permitting payments of certain prepetition payables to certain shippers, warehousemen and contractors;

•	Cash management, permitting maintenance of bank accounts and cash management systems and allowing certain investments; and

•	Retention of certain professional service providers.

On October 28, 2005, the Court entered an order granting Delphi’s request for $2.0 billion in senior secured debtor-in-possession (“DIP”) financing being provided by a group of lenders led by JPMorgan Chase Bank and Citigroup Global Markets, Inc. The Court also approved an adequate protection package for Delphi’s outstanding $2.5 billion prepetition secured indebtedness under its prepetition credit facility. The proceeds of the DIP financing together with cash generated from daily operations and cash on hand were used to fund postpetition operating expenses, including supplier obligations and employee wages, salaries and benefits. On January 5, 2007, the Court granted Delphi’s motion to obtain replacement postpetition financing of approximately $4.5 billion to refinance both its $2.0 billion DIP financing and Delphi’s $2.5 billion prepetition secured indebtedness. On January 9, 2007, Delphi entered into a Revolving Credit, Term Loan, and Guaranty Agreement (the “Refinanced DIP Credit Facility”) to borrow up to approximately $4.5 billion from a syndicate of lenders. The Refinanced DIP Credit Facility consists of a $1.75 billion first priority revolving credit facility (“Tranche A” or the “Revolving Facility”), a $250 million first priority term loan (“Tranche B” or the “Tranche B Term Loan” and, together with the Revolving Facility, the “First Priority Facilities”), and an approximately $2.5 billion second priority term loan (“Tranche C” or the “Tranche C Term Loan”). Refer to Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources in this Annual Report for further details on Delphi’s sources and uses of liquidity and for a more detailed description of the terms of Delphi’s DIP financing during 2006 and the terms of the Refinanced DIP Credit Facility.

Trading Order. On January 6, 2006, the Court approved a motion to restrict, in certain circumstances and subject to certain terms and conditions, trading in securities and claims of Delphi by persons who would acquire, or dispose of, substantial amounts of such securities and claims. The order also requires, in certain circumstances and subject to certain terms and conditions, substantial holders of indebtedness of the Debtors to dispose of such indebtedness. This order was intended to preserve the availability of the benefit of certain tax attributes of the Debtors.

Annual Incentive Plan. On February 17, 2006, the Court entered a final order (the “AIP Order”) granting the Debtors’ motion to implement a short-term annual incentive plan (the “AIP”) for the period commencing on January 1, 2006 and continuing through June 30, 2006. The AIP provides the opportunity for incentive payments to executives provided that specified corporate and divisional financial targets are met. For each of Delphi’s named executive officers, such targets are based on Delphi’s earnings or a division’s operating income before interest, taxes, depreciation, amortization, restructuring costs and certain other non-recurring costs, but excluded earnings generated directly from agreements related to Delphi’s transformation reached with Delphi’s labor unions or with GM, such as the special attrition programs that reduced idled employee costs and enabled savings from the hiring of employees at a different wage and benefit package, refer to Note 16. U.S. Employee Special Attrition Program to the consolidated financial statements. The amounts paid to individual executives may be adjusted either upward or downward based upon individual levels of performance subject to certain maximums. In addition, under some circumstances, individual executives may not be entitled to receive or retain incentive compensation. An annual incentive plan consistent with the AIP applies to approximately 100 individuals holding executive positions at non-Debtor subsidiaries of Delphi.

On July 21, 2006, the Court entered a final order (the “Supplemental AIP Order”) authorizing the Debtors to continue the AIP for the six-month period from July 1, 2006 through December 31, 2006 (the “Second Performance Period”), under substantially the same terms and conditions outlined in the AIP Order, with new corporate and divisional targets based on the Debtors’ forecasted financial results for the Second Performance Period. In addition, the Supplemental AIP Order provides for certain adjustments in determining whether Delphi has achieved its corporate financial targets for the Second Performance Period, to be reasonably determined by the Official Committee of Unsecured Creditors, to Delphi’s corporate targets based upon net savings realized on account of transformation costs. The AIP for the Second Performance Period provided a target opportunity for incentive payments to U.S. executives of approximately $20 million, provided Delphi achieved the court-approved performance targets for the Second Performance Period.

During 2006, Delphi recorded expense of $167 million related to executive and U.S. salaried employee incentive plans. Delphi paid $100 million in the third quarter for the period from January 1, 2006 to June 30, 2006. In conjunction with the February 17, 2006 approval of the AIP, certain incentive compensation plans previously in place for Delphi executives were cancelled resulting in the reduction of expense of approximately $21 million for incentive compensation in the first quarter of 2006. The AIP for the Second Performance Period is expected to be paid by the end of the first quarter of 2007. Delphi has recorded its best estimate of the potential payment. The final amounts ultimately paid by Delphi, however, may differ from the recorded estimate. We do not expect the difference to be material.

The portion of the AIP for the first half of calendar year 2007 is currently scheduled to be heard at the March 2007 omnibus hearing. The portion of the AIP relating to proposed cash and equity incentive emergence awards has been adjourned and is currently expected to be considered in conjunction with approval of a plan of reorganization.

     Statutory Committees

On October 17, 2005, the Court formed a committee of unsecured creditors in the chapter 11 cases (the “Creditors’ Committee”). On April 28, 2006, the U.S. Trustee, acting pursuant to the Court’s order issued March 30, 2006, formed an equity committee, to represent holders of Delphi’s common stock in the chapter 11 cases (the “Equity Committee”). However, the Court in its order directing the formation of an Equity Committee held that the Equity Committee should not inject itself into negotiations between or among the Debtors, the unions and GM, and further provided that the Court would entertain motions to disband the Equity Committee if the Debtors appear to be hopelessly insolvent or in certain other circumstances. Any disagreements between or among the Creditors’ Committee, the Equity Committee and the Debtors could protract the chapter 11 process, hinder the Debtors’ ability to operate during the chapter 11 process and delay the Debtors’ emergence from chapter 11.

     Activity Throughout Duration of Chapter 11 Cases

Status of Operations. The Debtors continue to operate their businesses as debtors-in-possession under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and Court orders. In general, as debtors-in-possession, the Debtors are authorized under chapter 11 of the Bankruptcy Code to continue to operate as an ongoing business, but may not engage in transactions outside the ordinary course of business without the prior approval of the Court. All vendors are being paid for all goods furnished and services provided in the ordinary course of business after the Petition Date.

Treatment of Prepetition Claims. Under section 362 of the Bankruptcy Code, actions to collect most of the Debtors’ prepetition liabilities, including payments owing to vendors in respect of goods furnished and services provided prior to the Petition Date, are automatically stayed and other contractual obligations of the Debtors generally may not be enforced. Shortly after the Petition Date, the Debtors began notifying all known actual or potential creditors of the Debtors for the purpose of identifying all prepetition claims against the Debtors. The Chapter 11 Filings triggered defaults on substantially all debt obligations of the Debtors. The stay of proceedings provisions of section 362 of the Bankruptcy Code, however, also apply to actions to collect prepetition indebtedness or to exercise control over the property of the Debtors’ estate in respect of such defaults. The rights of and ultimate payments by the Debtors under prepetition obligations will be addressed in any plan of reorganization and may be substantially altered. This could result in unsecured claims being compromised at less, and possibly substantially less, than 100% of their face value. As of December 31, 2006 and 2005, Delphi had $17.4 billion and $15.1 billion, respectively, recorded as liabilities subject to compromise. For additional information, refer to Note 13. Liabilities Subject to Compromise to the consolidated financial statements in this Annual Report.

Contract Rejection and Assumption Process. Section 365 of the Bankruptcy Code permits the Debtors to assume, assume and assign, or reject certain prepetition executory contracts subject to the approval of the Court and certain other conditions. Rejection constitutes a court-authorized breach of the contract in question and, subject to certain exceptions, relieves the Debtors of their future obligations under such contract but creates a deemed prepetition claim for damages caused by such breach or rejection. Parties whose contracts are rejected may file claims against the rejecting Debtor for damages. Generally, the assumption, or assumption and assignment, of an executory contract requires the Debtors to cure all prior defaults under such executory contract and to provide adequate assurance of future performance. In this regard, Delphi expects that additional liabilities subject to compromise and resolution in the chapter 11 cases may arise as a result of damage claims created by the Debtors’ rejection of executory contracts. Conversely, Delphi would expect that the assumption of certain executory contracts may convert existing liabilities shown as subject to compromise to liabilities not subject to compromise in future financial statements. Due to the uncertain nature of many of the potential claims, Delphi is unable to project the magnitude of such claims with any degree of certainty at this time.

Thousands of contracts for the supply of goods to the Company’s manufacturing operations were scheduled to expire by December 31, 2005. In order to provide an alternative mechanism to extend those contracts for the supply of sole-sourced goods required by the Company following expiration, avoid interruption of automotive parts manufacturing operations associated with supplier concerns, and systematically address the large number of contracts expiring at the end of 2005 and throughout 2006, the Company requested and was granted authority by the Court to assume certain contracts on a limited, focused, and narrowly-tailored basis. To date, the Company has been able to extend nearly all of its expiring supplier contracts in the ordinary course of business and has made use of the provisions of the Court order as circumstances have warranted.

Transformation Plan. On March 31, 2006, Delphi announced its transformation plan. On the same date, we initiated a “dual track” process to obtain authority from the Court to reject our collective bargaining agreements and certain unprofitable contracts with GM, while at the same time continuing discussions with our labor unions and GM. The initial GM contract rejection motion covers approximately half of the North American annual purchase volume revenue from GM. On March 31, 2006, we also delivered a letter to GM initiating a process to reset the terms and conditions of more than 400 commercial agreements that expired between October 1, 2005 and March 31, 2006. To date, we have not unilaterally revised the terms and conditions on which we have continued to supply parts to GM under expired contracts or filed additional contract rejection motions. As with our labor unions, we remain committed to reaching consensual resolution with GM on this and several issues pertaining to our transformation plan. Refer to Framework Agreement with Potential Plan Investors below.

Framework Agreement with Potential Plan Investors. On December 18, 2006, Delphi entered into a Plan Framework Support Agreement and on January 18, 2007, an amendment and supplement thereto (collectively, the “PSA”) with Cerberus Capital Management, L.P. (“Cerberus”), Appaloosa Management L.P. (“Appaloosa”), Harbinger Capital Partners Master Fund I, Ltd. (“Harbinger”), Merrill Lynch, Pierce, Fenner & Smith, Incorporated (“Merrill”), UBS Securities LLC (“UBS”) and GM, which outlines a framework plan of reorganization, including an outline of the proposed financial recovery of the Company’s stakeholders and the treatment of certain claims asserted by GM, the resolution of certain pension funding issues and the corporate governance of reorganized Delphi. The PSA, as well as the economics and structure of the plan framework itself, is expressly conditioned on reaching consensual agreements with Delphi’s U.S. labor unions and GM. In addition, the PSA describes plan terms related to the terms of the preferred stock to be issued under the plan, the establishment of a joint claims oversight committee, certain corporate governance provisions, and certain conditions precedent to plan effectiveness. On January 12, 2007, the Bankruptcy Court granted Delphi’s motion seeking authority to enter into the PSA and further authorized Delphi to accept an investment proposal from affiliates of Cerberus, Appaloosa and Harbinger (the “Investor Affiliates”), as well as Merrill and UBS (together with the Investor Affiliates and Merrill, the “Plan Investors”), under the terms of an Equity Purchase and Commitment Agreement (“EPCA”), pursuant to which the Plan Investors would invest up to $3.4 billion in reorganized Delphi. The EPCA was entered into on January 18, 2007, and amended the same day.

Under the terms and subject to the conditions of the EPCA, the Plan Investors will commit to purchase $1.2 billion of convertible preferred stock and approximately $200 million of common stock in the reorganized Company. The Plan Investors have also agreed to back-stop the rights offering described in the EPCA, the completion of which is a condition to the consummation of the transactions described in the EPCA and Delphi’s emergence from reorganization. Pursuant to the rights offering Delphi will distribute certain rights to its existing shareholders to acquire new common stock in the reorganized Company subject to the effectiveness of a registration statement to be filed with the SEC, approval of the Court and satisfaction of other terms and conditions set forth in the EPCA. The rights, which would be transferable by the original eligible holders, would permit holders to purchase their pro rata share of new common stock in the reorganized Company at a discount to the anticipated reorganization business enterprise value of the Company. Under the terms of the EPCA, the Plan Investors will commit to purchase the number of shares that are offered, but not exercised, through the rights offering to eligible holders. In the event no other shareholders exercise the rights, the Plan Investors would purchase all of the unsubscribed shares for an amount no greater than approximately $2.0 billion. Altogether, the Plan Investors could invest up to $3.4 billion in the reorganized company.

In addition, the Plan Investors’ commitments under the EPCA are subject to the completion of due diligence to the satisfaction of the Plan Investors in their sole discretion, satisfaction or waiver of numerous other conditions, including Delphi’s achievement of consensual agreements with its U.S. labor unions and GM that are acceptable to an affiliate of Cerberus and an affiliate of Appaloosa in their sole discretion, and the non-exercise by either Delphi or the Plan Investors of certain termination rights, all of which are more fully described in the EPCA. The EPCA may also be terminated by the Company or the Plan Investors prior to the consummation of the transactions contemplated by the EPCA upon the occurrence of certain events set forth in the EPCA. One of those events has occurred when the Company and its subsidiaries did not on or prior to January 31, 2007 enter into: (a) tentative labor agreements between the Company and its applicable subsidiaries, on the one hand, and each of the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (the “UAW”) and International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers, Industrial Division of the Communication Workers of America, AFL-CIO, CLC (the “IUE-CWA”) and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (the “USWA”), AFL-CIO/CLC, on the other hand; or (b) a settlement agreement with GM. As a result, an affiliate of Cerberus, an affiliate of Appaloosa or the Company may terminate the EPCA by giving notice on or before February 28, 2007. If neither the Plan Investors nor the Company gives notice terminating the EPCA on or before February 28, 2007, in the event of certain terminations of the EPCA pursuant to the terms thereof, the Company may be obligated to pay the Plan Investors $100 million in connection with an alternative investment transaction as described in the immediately following paragraph.

In exchange for the Plan Investors’ commitment to purchase approximately $200 million of common stock and the unsubscribed shares in the rights offering, Delphi will pay a commitment fee of $55 million and certain transaction expenses. In exchange for the Plan Investors’ commitment to purchase $1.2 billion of convertible preferred stock, Delphi will pay a commitment fee of $21 million. The commitment fees are payable in installments, with the first $10 million payable upon expiration or earlier waiver by the Plan Investors of their due diligence termination right set forth in the EPCA or an expiration of its terms, an additional $28 million payable when the Plan Investors approve a settlement of certain claims asserted by or against GM in the Company’s reorganization cases, and the remaining $38 million payable upon the Court’s approval of the Company’s disclosure statement for a plan of reorganization as outlined in the PSA (the “Disclosure Statement Approval Date”). The Company is required to pay the Plan Investors $100 million if (a) the EPCA is terminated as a result of the Company’s agreeing to pursue an alternative investment transaction with a third party or (b) either the Company’s Board of Directors withdraws its recommendation of the transaction or the Company willfully breaches the EPCA, and within the next twenty four months thereafter, the Company then agrees to an alternative investment transaction. The Company also has agreed to pay out-of-pocket costs and expenses reasonably incurred by the Plan Investors or their affiliates subject to certain terms, conditions and limitations set forth in the EPCA. In no event, however, shall the Company’s aggregate liability under the EPCA, including any liability for willful breach, exceed $100 million on or prior to the Disclosure Statement Approval Date, or $250 million thereafter.

The EPCA and the PSA also include certain corporate governance provisions for the reorganized Delphi. The reorganized Delphi would be governed by a 12-member Board of Directors, two of whom would be an Executive Chairman and a Chief Executive Officer (“CEO”) and President. As part of the new corporate governance structure, the current Delphi board of directors along with the Plan Investors both anticipate and agree that Rodney O’Neal would continue as CEO and president of the reorganized Delphi.

In addition, the EPCA provides that a five member selection committee, consisting of Delphi’s Board of Directors lead independent director, John Opie, a representative of each of Delphi’s two statutory committees, and a representative of each of Delphi’s two lead Plan Investors — Cerberus and Appaloosa — would select the Company’s post-emergence Executive Chairman as well as four independent directors (one of whom may be from Delphi’s current board of directors). Cerberus and Appaloosa must both concur in the selection of the Executive Chairman, but do not vote on the four independent directors. In addition, Cerberus and Appaloosa will each appoint three of the remaining six members of the new board of directors. The new board of directors must satisfy all applicable SEC and exchange independence requirements. Executive compensation for the reorganized company must be on market terms determined by Delphi’s current compensation consultant, must be reasonably acceptable to the Plan Investors, and the overall executive compensation plan design must be described in the Company’s disclosure statement and incorporated into the plan of reorganization.

The parties to the PSA acknowledge that Delphi and GM presently intend to pursue agreements, to be documented in Delphi’s reorganization plan, the order confirming the reorganization plan and/or the documents related to Delphi’s settlement with GM, as applicable, concerning, among other matters: (a) triggering of the GM guarantees with respect to certain benefit obligations that Delphi has to certain of its unionized workers; (b) assumption by GM of certain postretirement health and life insurance obligations for certain Delphi hourly employees; (c) funding of Delphi’s underfunded pension obligations, including by the transfer to the GM Hourly-Rate Employees Pension Plan, pursuant to a transaction governed by Section 414(l) of the Internal Revenue Code of 1986, as amended, of certain of Delphi’s pension obligations in exchange for a note to be paid in full in cash within ten days following the effective date of the Plan; (d) provision of flowback opportunities at certain GM facilities for certain Delphi employees; (e) GM’s payment of certain retirement incentives and buyout costs under current or certain future attrition programs for Delphi employees; (f) GM’s payment of mutually negotiated buy-downs; (g) GM’s payment of certain labor costs for Delphi employees; (h) a revenue plan governing certain other aspects of the commercial relationship between Delphi and GM; (i) the wind-down of certain Delphi facilities and the sales of certain Delphi business lines and sites; (j) Delphi’s support for GM’s efforts to re-source products purchased by GM; (k) licensing of Delphi’s intellectual property to GM or for its benefit; (l) treatment of the environmental matters agreement between Delphi and GM; (m) treatment of normal course items, such as warranty, recall and product liability obligations; and (n) treatment of all other executory contracts between Delphi and GM. The parties to the PSA agreed to negotiate in good faith all of the documents and transactions described above, although the parties to the PSA acknowledged that no party has any obligation to enter into any such documents or consummate any such transactions.

The plan framework described in the PSA, which is predicated in part upon Delphi’s business plan and resolution of the GM issues, outlines the potential recoveries to Delphi’s stakeholders:

•	All senior secured debt would be refinanced and paid in full and all allowed administrative and priority claims would be paid in full.

•	Trade and other unsecured claims and unsecured funded debt claims would be satisfied in full with $810 million of common stock (18 million of a total of 135.3 million shares) in the reorganized Delphi, at a deemed value of $45 per share, and the balance in cash. The framework requires that the amount of allowed trade and unsecured claims (other than funded debt claims) not exceed $1.7 billion, excluding all allowed accrued postpetition interest thereon, and that the amount of cash and common stock distributed will be reduced proportionately by the amount that allowed trade and other unsecured claims (excluding funded debt claims) are less than $1.7 billion.

•	In exchange for GM’s financial contribution to Delphi’s transformation plan, and in satisfaction of GM’s claims against Delphi, GM would receive 7 million of a total of 135.3 million shares of common stock in the reorganized Delphi, $2.63 billion in cash, and an unconditional release of any alleged estate claims against GM. In addition, as with other customers, certain GM claims would flow through the chapter 11 cases and be satisfied by the reorganized company in the ordinary course of business.

•	All subordinated debt claims would be allowed and satisfied with $450 million of common stock (10 million of a total of 135.3 million shares) in the reorganized Delphi, at a deemed value of $45 per share and the balance in cash.

•	Holders of existing equity securities in Delphi would receive $135 million of common stock (3 million of a total of 135.3 million shares) in the reorganized Delphi, at a deemed value of $45 per share, and rights to purchase 56.7 million shares of common stock in the reorganized Delphi for $1.984 billion at a deemed exercise price of $35 per share (subject to the rights offering becoming effective and other conditions).

•	The PSA also reaffirms Delphi’s earlier commitment to the preservation of the vested benefits of the salaried and hourly defined benefit pension plans and will include an arrangement to fund approximately $3.5 billion of pension obligations. Between $1.5 billion and $2.0 billion of this amount may be satisfied through GM taking an assignment of Delphi’s net pension obligations under applicable federal law. GM will receive a note in the amount of such assignment on market terms that will be paid in full within ten days following the effective date of the reorganization plan. Through this funding, Delphi will make up required contributions to the pension plans that were not made in full during the chapter 11 cases.

The PSA will be terminated if the EPCA is terminated. In addition, after April 1, 2007, any party to the PSA can terminate the PSA for any reason or no reason by delivering a notice of termination to the other parties to the PSA; provided, however, that neither Delphi nor the Plan Investors can exercise such right after the Court approves Delphi’s disclosure statement with respect to the plan of reorganization. Nevertheless, Delphi believes that the agreements that are the basis for the PSA provide Delphi with a platform to complete the transactions contemplated therein and thereafter conclude these chapter 11 cases.

Potential Divestitures, Consolidations and Wind-Downs. As part of the transformation plan, we identified non-core product lines that do not fit into our future strategic framework and which we are seeking to sell or wind-down. The sale and wind-down process is being conducted in consultation with our customers, unions and other stakeholders to carefully manage the transition of affected product lines. The disposition of any U.S. operations is also being accomplished in accordance with the requirements of the Bankruptcy Code and union labor contracts. We also have begun consultations with the works councils in accordance with applicable laws regarding any sale or wind-down of certain operations in Europe. Non-core product lines, announced on March 31, 2006, include brake and chassis systems, catalysts, cockpits and instrument panels, door modules and latches, ride dynamics, steering, halfshafts, and wheel bearings. With the exception of catalysts with approximately $260 million of 2006 net sales, which is included in the Powertrain Systems segment, and the Steering segment with approximately $2.6 billion of net sales in 2006, these non-core product lines are included in the Company’s Automotive Holdings Group segment, refer to Note 21. Segment Reporting to the consolidated financial statements. We continually evaluate our product portfolio and could retain these or exit certain other businesses depending on market forces or cost structure changes. In connection with the Company’s ongoing evaluation, the Company has decided that the power products business line no longer fits within its future product portfolio. Therefore, effective November 1, 2006, responsibility for the power products business line was moved to Delphi’s Automotive Holdings Group and it is considered a non-core product line. We intend, subject to obtaining union and Court approval as necessary, to sell or wind-down non-core product lines and manufacturing sites by early 2008.

     Case Resolution

Exclusivity. Under the Bankruptcy Code, the Debtors have the exclusive right for 120 days from the date of the filing to file a plan of reorganization and 60 additional days to obtain necessary acceptances. Such periods may be extended by the Court. At the Debtors’ request, the Court has extended the exclusivity period for filing a plan to July 31, 2007 and the period for obtaining necessary acceptances to September 30, 2007. We may request additional extensions. If the Debtors’ exclusivity period lapses, any party-in-interest may file a plan of reorganization for the Debtors.

Proofs of Claim. On April 12, 2006, the Court entered an order establishing July 31, 2006 as the bar date. The bar date is the date by which claims against the Debtors arising prior to the Debtors’ Chapter 11 Filings must be filed if the claimants wish to receive any distribution in the chapter 11 cases. On April 20, 2006, the Debtors commenced notification, including publication, to all known actual and potential creditors, informing them of the bar date and the required procedures with respect to the filing of proofs of claim with the Court. The Debtors’ claims agent received approximately 16,500 proofs of claim. In the aggregate, total proofs of claim and schedules not superceded by proofs of claim assert approximately $37 billion in aggregate liquidated claims, including approximately $900 million in intercompany claims plus certain schedules and unliquidated claims. Differences between claim amounts listed by the Debtors in their Schedules of Assets and Liabilities (as amended) and claims filed by creditors are being investigated and, if necessary, the Court will make the final determination as to the amount, nature, and validity of claims. As of February 5, 2007, the Debtors have objected to approximately 10,700 proofs of claim which asserted approximately $9 billion in aggregate liquidated amounts plus additional unliquidated amounts. The Court has entered orders disallowing approximately 7,400 of those proofs of claim, which orders reduced the amount of asserted claims by approximately $8 billion in aggregate liquidated amounts plus additional unliquidated amounts.

Plan of Reorganization Generally; Impact of Reorganization.  After a plan of reorganization has been filed with the Court, the plan, along with a disclosure statement approved by the Court, will be sent to all creditors, equity holders and parties-in-interest. Following the solicitation period, the Court will consider whether to confirm the plan. In addition to being voted on by holders of impaired claims and equity interests, a plan of reorganization must satisfy certain requirements of the Bankruptcy Code and must be approved, or confirmed, by the Court in order to become effective. Under certain circumstances, the Court may confirm a plan even if such plan has not been accepted by all impaired classes of claims and equity interests. A class of claims or an equity interest that does not receive or retain any property under the plan on account of such claims or interests is deemed to have voted to reject the plan. The precise requirements and evidentiary showing for confirming a plan notwithstanding its rejection by one or more impaired classes of claims or equity interests depends upon a number of factors, including the status and seniority of the claims or equity interests in the rejecting class, i.e., secured claims or unsecured claims, subordinated or senior claims, preferred or common stock.

As a result of the Chapter 11 Filings, realization of assets and liquidation of liabilities are subject to uncertainty. Further, a plan of reorganization will most likely materially change the amounts and classifications reported in the consolidated financial statements, which do not give effect to any adjustments to the carrying value of assets or amounts of liabilities that might be necessary as a consequence of confirmation of a plan of reorganization.

Under the priority scheme established by the Bankruptcy Code, unless creditors agree otherwise, postpetition liabilities and prepetition liabilities must be satisfied in full before shareholders are entitled to receive any distribution or retain any property under a plan of reorganization. The ultimate recovery to creditors and/or shareholders, if any, will not be determined until confirmation of a plan of reorganization. Despite the outline of recoveries provided in the PSA, no assurance can be given as to what values, if any, will be ascribed in the chapter 11 cases to each of these constituencies or what types or amounts of distributions, if any, they would receive. In addition, as Delphi executes its transformation plan through the chapter 11 process, it will likely incur additional prepetition claims as collective bargaining agreements, executory contracts, retiree health benefits and pension plans, and the other liabilities of the Company are addressed and resolved to maximize stakeholder value going forward.

A plan of reorganization could result in holders of Delphi’s stock receiving no distribution on account of their interests and cancellation of their existing stock. If certain requirements of the Bankruptcy Code are met, a plan of reorganization can be confirmed notwithstanding its rejection by Delphi’s equity security holders and notwithstanding the fact that such equity security holders do not receive or retain any property on account of their equity interests under the plan. Delphi considers the value of its common stock to be highly speculative and it may ultimately be determined to have no value, particularly if the Company is unable to consummate the transactions set forth in the PSA and the EPCA. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in its common stock or other equity securities, or any claims relating to prepetition liabilities.

Legacy Liabilities; Key Stakeholders. On March 31, 2006, the Debtors filed a motion with the Court under sections 1113 and 1114 of the Bankruptcy Code seeking authority to reject U.S. labor agreements and to modify retiree benefits. A hearing on the section 1113 and 1114 motion commenced in May 2006 and continued into June. Since that time, the hearing on the 1113 and 1114 motion has been adjourned on several occasions with periodic chambers conferences being conducted in the interim to provide the Court with updates regarding the status of negotiations to consensually resolve the section 1113 and 1114 motion. Further proceedings on the motion are currently suspended until further order of the Court, provided, however, that the Court will promptly conduct a chambers conference within five business days of the termination of either the EPCA or the PSA to set a hearing date on the motion as may be then requested by the Debtors. Representatives of certain unions whose labor agreements are subject to the motion, including the UAW and the IUE-CWA, have indicated that they received strike authorization and may call for a strike in the event that certain of the Debtors’ labor agreements are rejected pursuant to the Debtors’ pending motion. Discussions with the Debtors’ stakeholders, including the unions and GM, are ongoing, the goal of which is to reach a consensual resolution, but the parties have not yet reached comprehensive agreements.

Prior to filing the motion to reject the Debtors’ U.S. labor agreements, Delphi, GM and UAW entered into a three-party agreement establishing a special attrition program (the “UAW Special Attrition Program”), pursuant to which certain eligible Delphi U.S. hourly employees represented by the UAW were offered normal and early voluntary retirements with a $35,000 lump sum incentive payment paid by Delphi and reimbursed by GM. The program also provided a pre-retirement program for employees with at least 27 and fewer than 30 years of credited service. In addition, employees who elected to participate were eligible to retire as employees of Delphi or to flowback to GM and retire. On May 8, 2006 and May 12, 2006, the Court entered an order and an amended order, respectively, approving the UAW Special Attrition Program. Delphi, GM, and the UAW subsequently agreed on a supplemental agreement (the “UAW Supplemental Agreement”) that expanded the UAW Special Attrition Program to include a pre-retirement program for employees with 26 years of credited service and provided buyouts for UAW-represented hourly employees (collectively, the UAW Special Attrition Program and UAW Supplemental Agreement are referred to herein as the “UAW Attrition Programs”). The buyout payments, depending on the amount of seniority or credited service, ranged from $40,000 to $140,000. GM has agreed to reimburse Delphi for one-half of these buyout payments and in exchange will receive an allowed prepetition general unsecured claim. On June 16, 2006, Delphi, GM and the IUE-CWA reached agreement on the terms of a special attrition program (the “IUE-CWA Special Attrition Program”) which mirrored in all material respects the UAW Attrition Programs. The cash cost of the lump sum incentive payments of $35,000 per eligible employee and one-half of the buyout payments will be paid by Delphi and reimbursed by GM. GM will receive an allowed prepetition general unsecured claim equal to the amount it reimburses Delphi for the buyout payments. The UAW Supplemental Agreement and the IUE-CWA Special Attrition Program were approved by the Court on June 29, 2006, and on July 7, 2006, the Court entered the order approving the motion. Approximately 21,800 U.S. hourly employees represented by the UAW were eligible for buyout payments, with approximately 14,700 of those employees eligible to participate in the retirement and pre-retirement programs. Approximately 12,400 Delphi employees, representing approximately 84% of the retirement-eligible UAW workforce, elected to retire by January 1, 2007. Approximately 1,400 UAW employees elected the buyout option. Approximately 7,500 U.S. hourly employees represented by the IUE-CWA were eligible for buyout payments, with approximately 3,200 of those employees eligible to participate in the retirement and pre-retirement programs. Approximately 6,200 Delphi employees, representing approximately 82% of the eligible IUE-CWA workforce, elected an attrition option within the program provisions. Of these employees, approximately 2,500 employees elected to retire by January 1, 2007 and approximately 3,700 employees elected the buyout option. Although during 2006 many traditional U.S. hourly employees elected to leave the Company, Delphi replaced a portion of such employees with either temporary replacements or hourly employees hired under the Company’s 2004 Supplemental Wage Agreement which provides for more competitive wages and benefits.

On May 18, 2006, Wilmington Trust Company (“Wilmington Trust”), as indenture trustee to the Debtors’ senior notes and debentures, filed a notice of appeal from the order approving the UAW Special Attrition Program (the “First Wilmington Trust Appeal”). On July 17, 2006, Wilmington Trust filed a notice of appeal from the order approving the UAW Supplemental Agreement and the IUE-CWA Special Attrition Program (the “Second Wilmington Trust Appeal”). On September 5, 2006, the parties to the First Wilmington Trust Appeal filed a stipulated motion to extend until October 27, 2006, the deadline for Wilmington Trust to file its opening brief. Such deadline was later extended until February 1, 2007. In recognition that Wilmington Trust’s objections to the UAW and IUE-CWA Special Attrition Programs might be mooted, on January 4, 2007, the parties sought entry of orders temporarily suspending all appellate litigation. On January 8, 2007, the federal district court presiding over the Second Wilmington Trust Appeal directed that the Second Wilmington Trust Appeal be placed on the court’s suspense docket. On January 29, 2007, the federal district court entered an order directing that the First Wilmington Trust Appeal be placed in suspense to provide the parties with an extended opportunity to reach consensual agreement. Pursuant to such order in the First Wilmington Trust Appeal, Wilmington Trust must file its opening brief for that matter by May 1, 2007, or provide the federal district court with a status report regarding negotiations by such date. Delphi does not expect the resolution of this matter to have a material impact on its financial statements.

Costs. We have incurred, and will continue to incur, significant costs associated with the reorganization for professional fees for advisors to the Debtors, and to other stakeholders in the chapter 11 cases.

Intentions. Upon the conclusion of this process, we expect to emerge from chapter 11 as a stronger, more financially sound business with viable U.S. operations that are well-positioned to advance global enterprise objectives. During the chapter 11 process, Delphi intends to continue to marshal all of its resources to deliver value and high-quality products to its customers globally and to preserve and continue the strategic growth of its non-U.S. operations.

As part of a comprehensive restructuring plan to improve overall competitiveness, we recognized the need to reduce selling, general and administrative costs, both to size these costs with the rationalized product portfolio and to increase overall competitiveness. This includes realigning certain salaried benefit programs. In addition, once we emerge from chapter 11, as part of our transformation plan, we will need to fund our U.S. defined benefit pension plans. We have identified cost saving opportunities along with the planned portfolio and product rationalizations and intend to reduce our global salaried workforce by using existing salaried separation pay programs and by taking advantage of attrition. In addition, to retain our existing U.S. defined benefit pension plans for both hourly and salaried workers, management and the Board of Directors are considering freezing those plans and adopting or modifying defined contribution plans to include flexibility for both direct Company contributions and Company-matched employee contributions. At the same time, salaried health care plans may be restructured to implement increased employee cost sharing.

There can be no assurances, however, that we will be successful in achieving our objectives. Our ability to achieve our objectives is conditioned, in most instances, on the approval of the Court, and the support of our stakeholders, including GM, our labor unions, and our creditors. For a discussion of certain risks and uncertainties related to the Debtors’ chapter 11 cases and reorganization objectives refer to Item 1A. Risk Factors in this Annual Report.

Industry

The automotive parts industry provides components, systems, subsystems and modules to VMs for the manufacture of new vehicles, as well as to the aftermarket for use as replacement parts for current production and older vehicles. We believe that several key trends have been reshaping the automotive parts industry over the past several years. These trends are impacting product design and focus, VM sourcing decisions and global footprint. In addition, increasing competition from non-U.S. suppliers coupled with lower volumes of domestic VMs is driving further consolidation in the domestic supplier industry. Delphi’s challenge is to continue developing leading edge technology, focus that technology toward products with sustainable margins that enable our customers, both VMs and others, to produce distinctive market-leading products, and use the chapter 11 process to address the competitiveness of our core U.S. operations and lower our overall cost structure. As part of our transformation plan we have identified a core portfolio of products that draw on our technical strengths and where we believe we can provide differentiation to our automotive, aftermarket, consumer electronics, and adjacent markets such as commercial vehicles, medical systems, military/aerospace, telecommunications, commercial, residential, and transportation products. For more information on our core product portfolio refer to Item 1. Business - Products and Competition in this Annual Report.

Increasing Electronic and Technological Content. The electronic and technological content of vehicles continues to expand, largely driven by consumer demand for greater vehicle performance, functionality and affordable convenience options as a result of increased communication abilities in vehicles as well as increasingly stringent regulatory standards for energy efficiency, emissions reduction, and increased safety through crash avoidance and occupant protection systems. Electronics integration, which generally refers to products that combine integrated circuits, software algorithms, sensor technologies and mechanical components within the vehicle, allows VMs to achieve substantial reductions in weight and mechanical complexity, resulting in easier assembly, enhanced fuel economy, improved emissions control and better vehicle performance. The technology content of vehicles continues to increase as consumers demand greater safety, entertainment, productivity and convenience while driving. Advanced technologies offering mobile voice and data communication such as those used in our mobile electronics products coupled with global positioning systems and in-vehicle entertainment continue to be key products in the transportation industry.

Increased Emphasis on Systems and Modules Sourcing. To simplify the vehicle design and assembly processes and reduce costs, VMs increasingly look to their suppliers to provide fully engineered systems and pre-assembled combinations of components rather than individual components. By offering sophisticated systems and modules rather than individual components, Tier 1 suppliers such as Delphi have assumed many of the design, engineering, research and development, and assembly functions traditionally performed by VMs. In addition, suppliers often manufacture and ship components to the general location of a VMs’ assembly line and then provide local assembly of systems and modules.

Shorter Product Development Cycles. Suppliers are under pressure from VMs to respond more quickly with new designs and product innovations to support rapidly changing consumer tastes and regulatory requirements. For example, vehicle demand in North America has shifted from cars to light trucks and vans over the last several years, and, more recently, crossover and hybrid vehicles are being introduced into the market. In developing countries, broad economic improvements continue to be made, increasing the demand for smaller, less expensive vehicles that satisfy basic transportation needs. In addition, increasingly stringent government regulations regarding vehicle safety and environmental standards are accelerating new product development cycles.

Increased Emphasis on Fuel Efficiency and Lower Emissions. VMs continue to focus on improving fuel efficiency and reducing emissions in order to meet increasingly stringent regulatory requirements in various markets. As a result, suppliers are competing intensely to develop and market new and alternative technologies, such as hybrid vehicles, fuel cells, and diesel engines to improve fuel economy and emissions.

Global Capabilities of Suppliers. In order to serve multiple markets in a more cost-effective manner, many VMs are turning to global vehicle platforms, which typically are designed in one location but produced and sold in many different geographic markets around the world. Broader global markets for vehicle sales and the desire of VMs to adapt their products to satisfy regional and cultural variations have driven suppliers to establish capabilities within the major regions, as they follow their customers.

Pricing Pressures. The cost-cutting initiatives adopted by our customers generally result in increased downward pressure on pricing. Our customer supply agreements generally require step downs in component pricing over the period of production. VMs historically have had significant leverage over their outside suppliers because the automotive component supply industry is fragmented and serves a limited number of automotive VMs, and, as such, Tier 1 suppliers are subject to substantial continuing pressure from VMs to reduce the price of their products. We anticipate continued pricing pressure as VMs pursue restructuring and cost cutting initiatives.

Volume Reductions for Domestic VMs. The domestic VMs have experienced decreasing sales volume in recent years of overall North American market growth. The resultant loss of market share has had an adverse effect on the domestic automotive suppliers. Growth of non-U.S. VMs, accounting for increasing percentages of vehicles sold in North America, has been accompanied by relative sales growth for transplant suppliers. We are focusing our efforts on offsetting the declining position of the domestic VMs by expanding beyond the traditional customer base both within North America and globally.

Commodity Economics. The automotive supplier industry has been experiencing inflationary cost pressures related to commodity pricing. Key areas of commodity cost pressures for the industry include aluminum, copper, platinum group metals, resins and steel. We anticipate continued pressure on the industry as suppliers are not typically able to pass the increased commodity costs onto the VMs, particularly domestic VMs who have historically competed on the basis of price, and have recently been losing market share to non-U.S. VMs.

Benefit Costs. Healthcare and retirement benefit costs continue to be a prominent concern for many corporations. U.S. automotive suppliers are currently working under growing pressure to bring these costs in line with global competitors that have significantly lower healthcare, pension and other postretirement benefits (“OPEB”) costs.

Ongoing Industry Consolidation and Restructuring. The trend of consolidation among worldwide suppliers is expected to continue as suppliers seek to achieve operating synergies and value stream efficiencies through business combinations, build stronger customer relationships by following their customers as they expand globally, acquire complementary technologies, and shift production among locations. The need for suppliers to provide VMs with single-point sourcing of integrated systems and modules on a global basis has also fueled industry consolidation. Additionally, VMs are experiencing rapid consolidation which affects customer/supplier relationships and provides opportunities and risks as suppliers attempt to secure global supply contracts across broader vehicle platforms. Finally, the combination of decreasing volumes of domestic VMs, and increasing competition from non-U.S. VMs and transplant suppliers, who generally have lower and more flexible cost structures, has accelerated the pace of consolidation and the need of many domestic suppliers, including Delphi, to restructure operations and refocus product design and development to enable them to compete more effectively.

Research, Development and Intellectual Property

Delphi maintains technical engineering centers in major regions of the world to develop and provide advanced products, processes and manufacturing support for all of our manufacturing sites, and to provide our customers with local engineering capabilities and design development on a global basis. As of December 31, 2006, we employed approximately 20,000 engineers, scientists and technicians around the world, including 17,000 at our technical centers and customer centers, with over one-third focused on electronic and high technology products, including software algorithm development. We believe that our engineering and technical expertise, together with our emphasis on continuing research and development, allows us to use the latest technologies, materials and processes to solve problems for our customers and to bring new, innovative products to market. We believe that continued research and development activities (including engineering) are critical to maintaining our pipeline of technologically advanced products and during 2006 we maintained our total expenditures for research and development activities (including engineering) despite cost pressures in other aspects of our business. Total expenditures for research and development activities (including engineering) were approximately $2.1 billion, $2.2 billion, and $2.1 billion for the years ended December 31, 2006, 2005, and 2004, respectively. We seek to maintain our research and development activities in a more focused product portfolio and to allocate our capital and resources to those products with distinctive technologies and greater electronics content; however, our ability to do so will depend significantly on our ability to continue to generate sufficient cash from operations over and above that needed to support ongoing operations and the significant reorganization activity planned.

We have generated a significant number of patents in the operation of our business. While no individual patent taken alone is considered material to our business, taken in the aggregate, these patents provide meaningful protection for Delphi’s products and technical innovations. Similarly, while our trademarks are important to identify Delphi’s position in the industry, and we have obtained certain licenses to use intellectual property owned by others, we do not believe that any of these are individually material to our business. We are actively pursuing marketing opportunities to commercialize and license our technology to both automotive and non-automotive industries. This leveraging activity is expected to further enhance the value of our intellectual property portfolio.

Products and Competition

Critical success factors for us include managing our overall global manufacturing footprint to ensure proper placement and workforce levels in line with business needs as well as competitive wages and benefits, maximizing efficiencies in manufacturing processes, fixing or exiting unprofitable businesses, including those that are part of our Automotive Holdings Group operations, and reducing overall material costs.

Although the overall number of our competitors has decreased due to ongoing industry consolidation, the automotive parts industry remains extremely competitive. VMs rigorously evaluate suppliers on the basis of product quality, price competitiveness, reliability and timeliness of delivery, product design capability, technical expertise and development capability, new product innovation, leanness of facilities, operational flexibility, customer service and overall management. In addition, our customers generally require that we demonstrate improved efficiencies, through cost reductions and/or price decreases, on a year-over-year basis.

Delphi’s Chapter 11 Filings related solely to its U.S. operations. Delphi’s operations outside of the United States generally are profitable and cash flow positive. Nevertheless, we have been and will continue to seek to optimize our manufacturing footprint to lower our overall cost structure. In particular in recent years, we have been reducing our manufacturing footprint in Western Europe. We expect that such trend will continue. In particular, in February 2007 our Spanish subsidiary announced the planned closure of a chassis and steering products manufacturing facility in Cadiz, Spain. The facility has approximately 1,600 employees. Our Spanish subsidiary is exploring all strategic options to contain the costs associated with such closure. Delphi has not recognized any significant amounts related to this planned closure as of year end. However, based on the February 2007 announcement Delphi could incur costs for closure based upon the outcome of negotiations with the unions representing the affected employees.

Core Product Portfolio Upon Emergence. As announced on March 31, 2006, Delphi focused its product portfolio on those core technologies for which we believe we have significant competitive and technological advantages. We do not expect the portfolio changes will have a significant impact on Delphi’s independent aftermarket, consumer electronics or medical businesses. Delphi will concentrate the organization around the following core strategic product lines:

•	Controls & Security (Body Controllers & Security Systems, Mechatronics and Displays)

•	Electrical/Electronic Architecture (Electrical/Electronic Distribution Systems, Connection Systems and Electrical Centers)

•	Entertainment & Communications (Audio, Navigation and Telematics)

•	Powertrain (Diesel and Gas Engine Management Systems)

•	Safety (Occupant Protection Systems and Safety Electronics)

•	Thermal (Climate Control & Powertrain Cooling)

Delphi implemented changes to our organizational structure and management reporting to support the management of these core product lines. In conjunction with these organizational and management reporting changes Delphi re-evaluated its reportable segments as required by Statement of Financial Accounting Standards (“SFAS”) No. 131, “Disclosures about Segments of an Enterprise and Related Information.” The Company changed its reporting segments in the third quarter of 2006, as the organizational changes were effective July 1, 2006 which resulted in six reportable segments as compared to our former three reportable segments.

Our current product offerings are organized in the following six segments: Electronics and Safety, Thermal Systems, Powertrain Systems, Electrical/Electronic Architecture, Steering, as well as the Automotive Holdings Group. Our product segment offerings and principal competitors as of December 31, 2006 are described below. Refer to Note 21. Segment Reporting to the consolidated financial statements and Management’s Discussion and Analysis and Results of Operations in this Annual Report for additional financial information regarding each sector. In addition to the six segment product reporting, we have product sales in the automotive aftermarket, consumer electronics, and the medical device industry which are reported in the Corporate — Other segment.

Electronics and Safety. Our Electronics and Safety segment accounted for $4,899 million, $5,120 million, and $5,322 million of our 2006, 2005, and 2004 sales, respectively. Electronics and Safety had operating income of $252 million, $228 million, and $382 million in 2006, 2005, and 2004, respectively. This segment offers a wide range of electronic and safety equipment in the areas of controls, security, entertainment, communications, and safety systems. Our controls and security products primarily consist of body computers, security systems and mechatronics (interior switches, integrated center panel, gear shift sensors). Our entertainment and communications business primarily consists of advanced reception systems, digital receivers, satellite audio receivers, navigation systems, rear-seat entertainment, and wireless connectivity. Our safety systems primarily consist of airbags, occupant detection systems, collision warning systems, advanced cruise control technologies, safety electronics, seat belts, and steering wheels. Our principal competitors in the Electronics and Safety segment include Siemens VDO Automotive, Denso Corporation, Valeo Inc., Bosch Group, Autoliv Inc. and TRW Automotive.

Thermal Systems. Our Thermal Systems segment accounted for $2,387 million, $2,341 million, and $2,352 million of our 2006, 2005, and 2004 sales, respectively. Thermal Systems had operating losses of $109 million and $57 million in 2006 and 2005, respectively, and operating income of $6 million in 2004. This segment offers energy efficient thermal system and component solutions for the automotive market and continues to develop applications for the non-automotive market. Delphi’s Automotive Thermal Products are designed to meet customers’ needs for powertrain thermal management and cabin thermal comfort (climate control). Main powertrain cooling products include condenser, radiator and fan module assemblies and components, which includes radiators, condensers and charge air cooling heat exchangers. Climate control portfolio includes HVAC modules, with evaporator and heater core components, Compressors and Controls. Principal competitors in the thermal automotive segment include Behr GmbH & Co. KG, Denso Corporation, Valeo Inc. and Visteon Corporation.

Powertrain Systems. Our Powertrain Systems segment accounted for $5,218 million, $5,310 million, and $6,139 million of our 2006, 2005, and 2004 sales, respectively. Powertrain Systems had operating losses of $47 million and $406 million in 2006 and 2005, respectively, and operating income of $318 million in 2004. This segment offers high quality products for complete engine management systems (“EMS”) to help optimize performance, emissions and fuel economy. They include gasoline and diesel EMS, fuel handling systems and evaporative emissions systems. Our gasoline EMS portfolio features fuel injection and air/fuel control, valve train, ignition, sensors and actuators, transmission control products, exhaust systems and powertrain electronic control modules with software, algorithms and calibration. Our diesel EMS product line offers high quality common rail system technologies and they are selected by many of the world’s top automakers. We supply integrated fuel handling systems for gasoline, diesel, flexfuel and biofuel configurations. We have innovative evaporative emissions systems that are recognized as industry-leading technologies by our customers in North America and Europe. Principal competitors in the Powertrain Systems segment include Bosch Group, Denso Corporation, Magneti Marelli Powertrain USA, Inc. and Seimens VDO Automotive.

Electrical/Electronic Architecture. Our Electrical/Electronic Architecture segment accounted for $5,365 million, $5,310 million, and $5,520 million of our 2006, 2005, and 2004 sales, respectively. Electrical/Electronic Architecture segment had an operating loss of $110 million in 2006 and operating income of $248 million and $387 million in 2005 and 2004, respectively. This segment offers complete Electrical/Electronic Architectures for our customer-specific needs that help reduce production cost, weight and mass, and improve reliability and ease of assembly. Our high quality connectors are engineered primarily for use in the automotive and related markets, but also have applications in the aerospace and military and telematics sectors. Our electrical centers provide centralized electrical power and signal distribution and all of the associated circuit protection and switching devices, thereby optimizing the overall vehicle electrical system. Our distribution systems are integrated into one optimized vehicle electrical system utilizing smaller cable and gauge sizes and ultra-thin wall insulation. Our principal competitors in the Electrical/Electronic Architecture segment include Yazaki Corporation, Sumitomo, Lear Corporation, Molex Inc. and Tyco International.

Steering. Our Steering segment accounted for $2,592 million, $2,612 million, and $2,896 million of our 2006, 2005, and 2004 sales, respectively. Steering had operating losses of $127 million and $215 million in 2006  and 2005, respectively, and operating income of $14 million in 2004. This segment offers halfshaft and steering system products. Our global halfshaft manufacturing and design capabilities meet stringent durability and packaging requirements for a diverse customer base. Our halfshaft products provide high quality performance for a wide range of torque capacities offering an improved steering feel and enhanced handling characteristics. Our major competitors in halfshafts include GKN Driveline and NTN Corporation. Our steering system products include steering columns, intermediate shafts, rack & pinion gears, integral gears, power steering pumps, power steering hoses, and electric power steering. We are a world leader in the development of “wheel-to-wheel” solutions for VMs that enhance safety, driver comfort and convenience, and fuel efficiency. Our principal competitors in steering systems include JTEKT Corporation, ZF Friedrichshafen AG, TRW Automotive, NSK Corporation, ThyssenKrupp Presta, and Mando Corporation.

Automotive Holdings Group. Our Automotive Holdings Group (“AHG”) accounted for $5,635 million, $5,692 million, and $6,134 million of our 2006, 2005, and 2004 sales, respectively. Automotive Holdings Group had operating losses of $688 million, $1,027 million, and $763 million in 2006, 2005, and 2004, respectively. AHG is comprised of select plant sites and non-core product lines that we will seek to sell or wind-down, for further information, refer to Item 1. Business — Chapter 11 Cases — Activity Throughout Duration of Chapter 11 Cases, Potential Divestitures, Consolidations, & Wind-downs in this Annual Report. Examples of AHG manufactured products include: suspension, brake, compressors, ignition, fuel handling and interiors. AHG’s sales are predominantly to GM or Tier 1 suppliers which ultimately sell our products to GM.

Customers

We primarily sell our products and services to the major global VMs. GM activity includes GM and its consolidated subsidiaries. Activity with GM’s non-consolidated subsidiaries (such as GM Shanghai) and activity with other Tier 1 suppliers which sell directly to GM is classified as other customer activity. As a percentage of sales, our non-GM sales were 56% in 2006. Our business with customers other than GM has increased since the Separation. While we expect our non-GM business to continue to increase, we anticipate that GM will remain our largest customer for a period of time due to forward commitments to supply relationships and our historic relationship with GM. Our sales to GM continue to decline, principally due to declining GM production, the impact of customer driven price reductions and the elimination of non-core businesses, as well as GM’s diversification of its supply base and ongoing changes in our vehicle content and the product mix supplied to GM. Delphi is currently facing considerable challenges due to revenue decreases and related pricing pressures stemming from a substantial reduction in GM’s North American vehicle production. We currently supply parts to each regional sector of GM’s automotive operations, including its automotive operations in the U.S., Canada and Mexico (“GM-North America”), and GM’s automotive operations throughout the rest of the world (“GM-International”). In addition, we sell our products to the worldwide aftermarket for replacement parts, including GM’s Service and Parts Operations (“GM-SPO”) and to other distributors and retailers (“Independent Aftermarket and Consumer Electronics”). While we intend to continue to focus on retaining and winning GM’s business in each of our core strategic product lines, we cannot provide assurance that we will succeed in doing so. Additionally, our revenues may be affected by changes in GM’s business or market share and that impact will likely vary by region.

The following table shows our total net sales for each of the last three years:

	Total Net Sales
	Year Ended December 31,
	2006		2005		2004
Customer	$	%	$	%	$	%
	(dollars in millions)

GM-North America	$9,560	36.2%	$10,643	39.5%	$12,706	44.4%
GM-International	1,526	5.8%	1,464	5.4%	1,788	6.3%
GM-SPO	550	2.1%	753	2.8%	923	3.2%

Total GM	11,636	44.1%	12,860	47.7%	15,417	53.9%
Other customers	14,756	55.9%	14,087	52.3%	13,205	46.1%

Total net sales	$26,392	100.0%	$26,947	100.0%	$28,622	100.0%

Included in sales to other customers in the foregoing table are sales to all customers other than GM and its consolidated subsidiaries, including sales to other major global VMs and sales to Tier 1 suppliers who ultimately sell to GM. Sales to five of these other major global VMs exceeded $750 million in 2006 including Ford Motor Company, DaimlerChrysler Corporation, Volkswagen Group, Hyundai and Renault/Nissan Motor Company, Ltd. Also included in sales to other customers are sales to independent aftermarket customers, consumer electronics customers, manufacturers of medium-duty and heavy-duty trucks and off-road equipment, and other new customers beyond our traditional automotive customer base.

Sales Backlog

We receive VM purchase orders for specific components supplied for particular vehicles. These supply relationships typically extend over the life of the related vehicle, and do not require the customer to purchase a minimum quantity. Customers can impose competitive pricing provisions on those purchase orders each year, thereby reducing our profit margins or increasing the risk of our losing future shipments under those purchase orders. Additionally, our largest customer GM reserves a right to terminate for convenience on certain of our long-term supply contracts. Termination for convenience means GM can terminate the contract at any time for any reason. We manufacture and ship based on customer release schedules, normally provided on a weekly basis, which can vary due to cyclical automobile production or high dealer inventory levels. Accordingly, even though we have purchase orders covering multiple model years, they do not meet the definition of backlog.

Delphi’s Global Operations

Information concerning principal geographic areas is set forth below. Net sales data reflects the manufacturing location for the years ended December 31. Net property data is as of December 31.

	Year Ended December 31,
	2006				2005				2004
	Net Sales				Net Sales				Net Sales
		Other		Net		Other		Net		Other		Net
	GM	Customers	Total	Property	GM	Customers	Total	Property	GM	Customers	Total	Property
	(dollars in millions)

North America	$10,165	$6,754	$16,919	$2,498	$11,445	$6,827	$18,272	$2,999	$13,724	$5,909	$19,633	$3,439
Europe, Middle East, & Africa	1,010	5,812	6,822	1,642	967	5,733	6,700	1,607	1,286	6,020	7,306	1,998
Asia Pacific	82	1,838	1,920	408	90	1,213	1,303	363	97	1,001	1,098	376
South America	379	352	731	147	358	314	672	139	310	275	585	133

Total	$11,636	$14,756	$26,392	$4,695	$12,860	$14,087	$26,947	$5,108	$15,417	$13,205	$28,622	$5,946

Variability in Delphi’s Business

The majority of our business is related to automotive sales, which vary directly with the production schedules of our VM customers. The market for vehicles is cyclical and dependent on general economic conditions, consumer spending and buying preferences. The rate at which our customers build vehicles depends on their market performance as well as company specific inventory and incentive strategies. Any significant reduction or increase in automotive production by our customers has a material effect on our business.

We have substantial operations in major regions of the world and economic conditions in these regions often differ, which may have varying effects on our business. Our business is moderately seasonal, as our primary North American customers historically halt operations for approximately two weeks in July and approximately one week in December. Our European customers generally reduce production during the months of July and August and for one week in December. Accordingly, our results may reflect this seasonality.

Raw Materials

The principal raw materials we use to manufacture our products include aluminum, copper, lead, platinum group metals, resins, and steel. All of these raw materials, except the platinum group metals, are available from numerous sources. Currently, most of the platinum group metals we use for catalytic converters produced for GM are procured directly from GM. Delphi purchases its remaining platinum group metal requirements directly from Delphi suppliers, which primarily obtain or produce platinum group metals from locations in South Africa and North America. We have not experienced any significant shortages of raw materials and normally do not carry inventories of such raw materials in excess of those reasonably required to meet our production and shipping schedules.

For the past three years, we were challenged by commodity cost increases, most notably steel, resins, aluminum and copper. We continue to proactively work with our suppliers and customers to manage these cost pressures. Despite our efforts, surcharges and other cost increases, particularly when necessary to ensure the continued financial viability of a key supplier, had the effect of reducing our earnings during 2006. In the case of copper, and to a lesser extent platinum group metals, contract escalation clauses have enabled us to pass on some of the price increases to our customers and thereby partially offset the impact of contractual price reductions on net sales for the related products, though in some cases there is a lapse of time before we are able to pass price increases through to our customers. To date, due to existing contractual terms, our success in passing commodity cost increases on to our customers has been limited. As contracts with our customers expire, we will seek to renegotiate terms that allow us to recover the actual commodity costs we are incurring. Steel supply has continued to be constrained and commodity cost pressures intensified as our supply contracts expired during 2006. We expect commodity cost pressures will continue during 2007. We have been seeking to manage these cost pressures using a combination of strategies, including working with our suppliers to mitigate costs, seeking alternative product designs and material specifications, combining our purchase requirements with our customers and/or suppliers, changing suppliers and other means. Additionally, Delphi manages its exposure to fluctuations in certain commodity prices, particularly various non-ferrous metals used in our manufacturing operations, by entering into a variety of forward contracts and swaps with various counterparties.

Environmental Compliance

We are subject to the requirements of U.S. federal, state, local and non-U.S. environmental and occupational safety and health laws and regulations. These include laws regulating air emissions, water discharge and waste management. We have an environmental management structure designed to facilitate and support our compliance with these requirements globally. Although it is our intent to comply with all such requirements and regulations, we cannot provide assurance that we are at all times in compliance. We have made and will continue to make capital and other expenditures to comply with environmental requirements, although such expenditures were not material during the past three years. Environmental requirements are complex, change frequently and have tended to become more stringent over time. Accordingly, we cannot assure that environmental requirements will not change or become more stringent over time or that our eventual environmental remediation costs and liabilities will not be material.

Delphi is also subject to complex laws governing the protection of the environment and requiring investigation and remediation of environmental contamination. Delphi is in various stages of investigation and remediation at its manufacturing sites where contamination has been discovered. Additionally, Delphi received notices that it is a potentially responsible party (“PRP”) in proceedings at various sites, including the Tremont City Landfill Site located in Tremont, Ohio, which is alleged to involve ground water contamination. In September 2002, Delphi and other PRPs entered into a Consent Order with the Environmental Protection Agency (“EPA”) to perform a Remedial Investigation and Feasibility Study concerning a portion of the site, which is expected to be completed during 2007. We continue to believe that a reasonable outcome of the investigative study is capping and future monitoring of this site, which would substantially limit future remediation costs. We have included an estimate of our share of the potential costs plus the cost to complete the investigation in our overall reserve estimate. Because the scope of the investigation and the extent of the required remediation are still being determined, it is possible that the final resolution of this matter may require that we make material future expenditures for remediation, possibly over an extended period of time and possibly in excess of our existing reserves. We will continue to re-assess any potential remediation costs and, as appropriate our overall environmental reserves as the investigation proceeds.

As of December 31, 2006 and December 31, 2005, our reserve for environmental investigation and remediation was approximately $118 million and $51 million, respectively, including approximately $3 million within liabilities subject to compromise at December 31, 2006 and December 31, 2005. The amounts recorded take into account the fact that GM retained the environmental liability for certain inactive sites as part of the Separation. The increase in reserve levels at December 31, 2006, as compared to December 31, 2005, reflects the results of environmental investigations completed during 2006. Our transformation plan contemplates significant restructuring activity in the U.S., including the sale or closure of numerous facilities. As part of developing and evaluating various restructuring alternatives, environmental assessments that included identification of areas of interest, soil and groundwater testing, risk assessment and identification of remediation issues were performed at nearly all major U.S. facilities. These assessments identified previously unknown conditions and led to new information that allowed us to further update our reasonable estimate of required remediation for previously identified conditions requiring an adjustment to our environmental reserve of approximately $70 million in 2006. The additional reserves are primarily related to 35 facilities and are comprised of investigation, remediation and operation and maintenance of the remedy, including postremediation monitoring costs. Addressing contamination at these sites is required by the Resource Conservation & Recovery Act and various other federal, state or local laws and regulations and represent management’s best estimate of the cost to complete such actions. Management believes that its December 31, 2006 accruals will be adequate to cover the estimated liability for its exposure with respect to such matters and that these costs will be incurred over the next 20 years. However, as we continue the ongoing assessment with respect to such facilities, additional and perhaps material environmental remediation costs may require recognition, as previously unknown conditions may be identified. We cannot ensure that environmental requirements will not change or become more stringent over time or that our eventual environmental remediation costs and liabilities will not exceed the amount of our current reserves. In the event that such liabilities were to significantly exceed the amounts recorded, Delphi’s results of operations could be materially affected.

Delphi estimates environmental remediation liabilities based on the most probable method of remediation, current laws and regulations and existing technology. Estimates are made on an undiscounted basis and exclude the effects of inflation. If there is a range of equally probable remediation methods or outcomes, Delphi accrues at the lower end of the range. At December 31, 2006, the difference between the recorded liabilities and the reasonably possible maximum estimate for these liabilities was approximately $115 million.

Arrangements Between Delphi and GM

The Separation of Delphi from GM was effective January 1, 1999, when we assumed the assets and related liabilities of GM’s automotive components businesses. In connection with the Separation, we entered into agreements allocating assets, liabilities and responsibilities in a number of areas including taxes, environmental matters, intellectual property, product liability claims, warranty, employee matters, and general litigation claims. We also agreed to indemnify GM against substantially all losses, claims, damages, liabilities or activities arising out of or in connection with our business post-Separation.

In connection with the Separation we also agreed to keep GM informed of any proposal to close a plant, eliminate a product line or divest of a division, and in good faith reasonably consider GM’s concerns. GM in turn agreed that it would not unreasonably withhold its consent to assignment of existing contracts with GM relating to the business being sold to a qualified buyer.

As discussed above, as part of its transformation plan, Delphi identified non-core product lines that do not fit into Delphi’s future strategic framework, which we are seeking to sell or wind-down. Any sale or wind-down process, however, is being conducted in consultation with the Company’s customers, unions and other stakeholders to carefully manage the transition of affected product lines. Generally we are seeking GM’s support with respect to any sale of product lines which could impact their business, including seeking their support (and consent, where required) to assign GM contracts. Our ability to obtain or require GM’s consent to an assignment of its existing agreements to a prospective buyer of a product line will also be impacted by the extent to which we exercise our rights to reject, or assign and assume, contracts under the Bankruptcy Code. For more information regarding these matters, refer to Item 1. Business — Chapter 11 Cases, Contract

Rejection and Assumption Process in this Annual Report. In addition GM is a party to the PSA and has certain rights and obligations thereunder, refer to Item 1. Business — Framework Agreement with Potential Plan Investors.

VM Supply Agreements. GM continues to be our largest customer and, to compete effectively, we will need to continue to satisfy GM’s pricing, service, technology and increasingly stringent quality and reliability requirements, which, because we are GM’s largest supplier, particularly affect us.

Our business with GM and with other VMs is governed by supply contracts. Consistent with GM’s contracts with other suppliers, on a case by case basis, GM may terminate a supply contract with Delphi and “re-source” the business to another supplier for a variety of factors, such as our non-competitiveness (including, in many cases, price as well as quality, service, design, and technology), cause, expiration, and termination for convenience. Termination for convenience means GM can terminate the contract at any time for any reason. Although GM reserves a right to terminate for convenience under its standard terms and conditions, GM’s standard long term contracts limit GM’s termination for convenience rights and its rights to re-source for non-competitiveness. Our supply contracts with GM are generally either annual purchase orders, under which GM retains a right to terminate for convenience, or long-term contracts. Prior to October 1, 2003, GM’s standard long term contract provided that GM would not exercise a right to terminate for convenience or require that we be competitive in terms of pricing during the first 18 months of the contract. GM’s current standard long term contract provides that GM will not exercise its right to terminate for convenience except in the case of cancellation or modification of the related vehicle program, provided that GM may “re-source” for non-competitive pricing, technology, design or quality at any time during the contract period, subject to the requirement of notice and an opportunity for us to become competitive. In addition, our supply contracts with GM generally give GM the right to terminate in the event of a change in control of Delphi. Unilateral termination by GM of a majority of its supply contracts with us would have a material adverse effect on our business.

Our supply contracts also cover service parts we provide to GM for sale to GM-authorized dealers worldwide. Generally, similar to supply contracts with other VMs, the unit pricing on service parts that are not “past model” will continue at the prices charged to GM in a range of three to five years after such service parts go “past model.” The term “past model” refers to parts for vehicles that are no longer in production. Thereafter, unit prices for such service parts will be negotiated between the parties. The terms and pricing of other value-added services, such as special packaging and shipping agreements and other aftermarket products, are negotiated separately and captured in the supply contracts.

On March 31, 2006, the Debtors filed a motion with the Court seeking authority to reject certain customer contracts with GM under section 365 of the Bankruptcy Code. For further information, refer to Item 1. Business — Chapter 11 Cases, Contract Rejection and Assumption Process in this Annual Report. The initial GM contract rejection motion covers approximately half of the North American annual purchase volume revenue from GM. The hearing on the motion was scheduled to commence on September 28, 2006, but was adjourned on several occasions with periodic chambers conferences being conducted in the interim to provide the Court with updates regarding the status of negotiations to consensually resolve the motion. Further proceedings on the motion are currently suspended until further order of the Court, provided, however, that the Court will promptly conduct a chambers conference within five business days of the termination of the EPCA or the PSA to determine an appropriate schedule with respect to any hearing on the motion, as may then be requested by the Debtors. On March 31, 2006, the Company also delivered a letter to GM initiating a process to reset the terms and conditions of more than 400 commercial agreements that expired between October 1, 2005 and March 31, 2006. To date, the Company has not unilaterally revised the terms and conditions on which it has continued to supply parts to GM under expired contracts or filed additional contract rejection motions. As with our labor unions, we remain committed to reaching consensual resolution with GM on this and several issues pertaining to our transformation plan.

Employee Matters. As part of the Separation, we entered into several agreements with GM to allocate responsibility and liability for certain employee related matters. In connection with our Separation from GM, GM granted the UAW-, IUE-CWA- and USWA-represented employees guarantees covering benefits to be provided to certain former U.S. hourly employees who became our employees. We have entered into an agreement with GM that requires us to indemnify GM if GM is called to perform under the GM-UAW guarantee. Our indemnification obligations remain in effect until October 18, 2007. If our negotiations with our unions, including the UAW, and GM, do not result in a negotiated comprehensive restructuring plan which addresses our benefit obligations to our U.S. hourly employees or if we prevail in our motions currently before the Court and then use the Court approved authority requested to reject the collective bargaining agreements and modify or eliminate retiree medical and life insurance benefits for union retirees, GM’s guarantee may be called upon. If in turn, GM requests indemnification, we believe our obligation to indemnify GM will become a prepetition claim which will be subject to compromise in the chapter 11 cases. For further information refer to Item 1. Business — Legacy Liabilities; Key Stakeholders in this Annual Report.

Flowback Rights. Certain of our hourly UAW-represented employees in the U.S. are provided with opportunities to transfer to GM as appropriate job openings become available at GM and GM employees in the U.S. had similar opportunities to transfer to Delphi. If such a transfer occurs, in general, both our Company and GM will be responsible for pension payments, which in total reflect such employee’s entire eligible years of service. Allocation of responsibility between Delphi and GM will be on a pro-rata basis depending on the length of service at each company (although service at Delphi includes service with GM prior to the Separation). There is no transfer of pension assets or liabilities between GM and us with respect to such employees that transfer between our companies. The employee will receive pension benefits from both the GM and Delphi pension plans based on the pro-rata years of service with each company. The company to which the employee transfers however, will be responsible for OPEB obligations, and that company receives a cash settlement from the other company. An agreement with GM provides for a mechanism for determining a cash settlement amount for OPEB obligations (also calculated on a pro-rata basis) associated with employees who transfer between our Company and GM. Cash settlement occurs in the year the employee is actuarially determined to retire. Cash settlement has not occurred between GM and Delphi since Delphi filed for bankruptcy in October 2005 and the flow of GM employees to Delphi was suspended for periods in 2006 and remains suspended. During the development of the plan of emergence, it is possible that certain of these provisions may be changed with the agreement of GM and the unions.

Employees — Union Representation

As of December 31, 2006, we employed approximately 171,400 people, of whom approximately 36,700 were salaried employees and approximately 134,700 were hourly employees. On a comparable basis, as of December 31, 2005, we employed approximately 184,200 people, of whom approximately 37,200 were salaried employees and approximately 147,000 were hourly employees. Our unionized employees are represented worldwide by approximately 50 unions, including the UAW, the IUE-CWA, the USWA, and Confederacion De Trabajadores Mexicanos (“CTM”). As of December 31, 2006 and 2005, approximately 18,300 and 22,900 hourly employees were represented by the UAW, approximately 1,900 and 7,900 by the IUE-CWA and approximately 1,100 and 900 by the USWA and other unions, respectively.

We entered into the Delphi-UAW National Labor Agreement and the Delphi-IUE-CWA National Labor Agreement in September 2003 and November 2003, respectively, covering a four-year term with each union. We assumed the terms of existing collective bargaining agreements for our U.S. employees represented by other unions, including those represented by the USWA, in connection with the Separation. The Delphi-USWA National Labor Agreement expires in September 2007.

As part of our chapter 11 cases, we are seeking modifications to our existing collective bargaining agreements. For further information refer to Item 1. Business — Legacy Liabilities; Key Stakeholders in this Annual Report.